Exhibit 99.1

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace, Inc.
(561) 791-5000 ext. 1450

B/E AEROSPACE FIRST QUARTER RESULTS EXCEED EXPECTATIONS;

REVENUES UP 4%, NET EARNINGS UP 6%, EPS UP 10%; RAISES 2016 FINANCIAL GUIDANCE

WELLINGTON, FL, April 26, 2016 – B/E Aerospace, Inc. (the “Company”) (NASDAQ: BEAV), the world’s leading manufacturer of aircraft cabin interior products, today announced its first quarter 2016 financial results and raised its full year guidance.

FIRST QUARTER 2016 HIGHLIGHTS

•	Revenues of $717 million increased 4 percent as compared with prior year period

•	Operating earnings of $129 million or 18.1 percent of revenues

•	Net earnings of $82.6 million increased 6 percent as compared with the prior year period

•	Net earnings per diluted share of $0.81 increased 10 percent as compared with prior year period

•	The Company repurchased $45 million of its shares

•	Increased quarterly dividend 10 percent to $0.21 per share

“I am pleased to report that B/E Aerospace has gotten off to a solid start in 2016 as we continue to execute on our plan to deliver sustained revenue growth, and earnings per share growth that exceeds revenue growth.  First quarter revenues increased 4 percent and earnings per share increased 10 percent.  In addition, and consistent with our stated capital allocation plan, we repurchased $45 million of our shares during the quarter and increased our quarterly dividend by 10 percent,” stated Amin J. Khoury, Executive Chairman of B/E Aerospace.

“Lastly, today we are increasing our 2016 financial guidance.  We now expect 2016 revenue growth of approximately 4 percent and full year 2016 earnings per diluted share to be in the range of $3.20 to $3.25 per share,” Mr. Khoury continued.

FIRST QUARTER 2016 CONSOLIDATED RESULTS

First quarter 2016 revenues of $716.7 million and operating earnings of $129.4 million increased 4 percent and 3 percent, respectively, as compared with the prior year period.  Operating margin was 18.1 percent.  Net earnings and net earnings per diluted share were $82.6 million and $0.81 per share, representing increases of 6.4 percent and 9.5 percent, respectively, as compared with the prior year period.

The Company recently announced the launch of its new Aspire™ wide-body main cabin seating platform which incorporates B/E Aerospace patented technologies.  The Aspire™ launch follows the Company’s successful recent launch of its proprietary Meridian™ narrow-body main cabin seating platform.  Thus far, seven airlines have placed combined orders of more than $400 million for these products.  Both the Aspire™ and Meridian™ seating platforms build on the success of the Company’s proprietary Pinnacle™ seating platform.  The Pinnacle™ seating platform has been selected by 100 airlines for approximately 3,000 aircraft with total orders approximating $1.8 billion.

Mr. Khoury commented on the recent Aircraft Interiors Expo in Hamburg, Germany, “During this year’s Aircraft Interiors Expo, B/E Aerospace management engaged in high level discussions with senior airline executives about actionable opportunities valued at approximately $3.5 billion, a 10 percent improvement over the prior year’s opportunities.  Importantly, a number of airlines shared with us their plans to commence major retrofit programs.  We were also pleased to once again be recognized for our innovation, winning the Crystal Cabin Award for our new patented Viu™ advanced LED cabin interior lighting system. This innovative adjustable all-LED lighting system with full spectrum color capability, provides superior cabin ambiance, and unprecedented breadth of lighting color and control as well as reducing overall aircraft weight and power consumption.”

Bookings during the first quarter of 2016 were approximately $790 million and the book-to-bill ratio was approximately 1.1 to 1.  As of March 31, 2016, record backlog increased to approximately $3.3 billion, while awarded but unbooked backlog was approximately $5.6 billion.  Total backlog, both booked, and awarded but unbooked, increased to approximately $8.9 billion.

FIRST QUARTER 2016 SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment for the first quarter ended March 31, 2016 and 2015:

REVENUES
($ in millions)
Segment	2016	2015	% Change
Commercial aircraft	$557.0	$526.1	5.9%
Business jet	159.7	163.9	-2.6%
Total	$716.7	$690.0	3.9%

OPERATING EARNINGS
($ in millions)
Segment	2016	2015	% Change
Commercial aircraft	$104.7	$98.4	6.4%
Business jet	24.7	27.3	-9.5%
Total	$129.4	$125.7	2.9%

First quarter 2016 commercial aircraft segment (“CAS”) revenues of $557.0 million increased 5.9 percent.  The revenue increase was driven primarily by higher volumes of seating products, food and beverage preparation and storage equipment, A350 galleys and B737 lavatories.  Operating earnings of $104.7 million increased 6.4 percent and operating margin of 18.8 percent increased 10 basis points as compared with the prior year period.

First quarter 2016 business jet segment (“BJS”) revenues of $159.7 million increased at a double-digit rate on a sequential quarterly basis but decreased 2.6 percent as compared with the same period of the prior year.  The year-over-year revenue decline reflects the broad-based downturn in the new business jet and helicopter markets, as well as lower volumes of super first class seating products.  Operating earnings were $24.7 million and operating margin of 15.5 percent decreased 120 basis points as a result of lower revenues and an unfavorable mix of products as compared with the prior year period.

OUTLOOK

The Company’s updated 2016 financial guidance is as follows:

•	Revenues are expected to be approximately 4 percent higher than 2015 revenues,

•	Operating margin is expected to be in excess of 18 percent,

•	Interest expense is expected to be approximately $92 million,

•	Net earnings per share are expected to be approximately $3.20 to $3.25 per diluted share, and

•	Free cash flow conversion ratio is expected to be approximately 75 percent of net earnings.

Mr. Khoury concluded, “I am pleased with the positive start to our year and the continued market success within our commercial aircraft segment. Our awards, bookings, win rates and market share gains over the past couple of years have been extraordinarily strong, further strengthening our record backlog and underlying our confidence in accelerating revenue growth in 2017.”

This news release includes guidance on the Company’s “free cash flow conversion ratio”, which is a “non-GAAP financial measure” as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company defines “free cash flow” as net cash flows provided by operating activities less capital expenditures. The Company uses free cash flow to provide investors with an additional perspective on the Company’s cash flow provided by operating activities after taking into account reinvestments. Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes. The Company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the Company’s net earnings. The Company uses free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow. These financial measures should not be viewed as a substitute for, or superior to, net cash flows provided by operating activities, the most directly comparable GAAP measure, as a measure of the Company’s liquidity or operating performance.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  The declaration and payment of future dividends, the repurchase of shares of the Company’s stock and repayment of outstanding debt are at the discretion of the Board of Directors and will depend on the Company’s future earnings, capital requirements, financial conditions, operating conditions, contractual restrictions and such other factors as the Board of Directors may deem relevant.  For more information, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace, Inc.

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems.  B/E Aerospace also provides cabin interior reconfiguration, program management and certification services.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

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B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED
	March 31,
	2016	2015

Revenues	$716.7	$690.0
Cost of sales	436.6	401.6
Selling, general and administrative	83.8	87.1
Research, development and engineering	66.9	75.6

Operating earnings	129.4	125.7

Operating earnings, as a percentage of revenues	18.1%	18.2%

Interest expense, net	23.1	24.3

Earnings before income taxes	106.3	101.4

Income tax expense	23.7	23.8

Net earnings	$82.6	$77.6

Net earnings per common share:
Basic	$0.82	$0.74
Diluted	$0.81	$0.74

Weighted average common shares:
Basic	101.1	104.5
Diluted	101.4	104.9

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B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	March 31,	December 31,
	2016	2015
ASSETS

Current assets:
Cash and cash equivalents	$105.0	$154.1
Accounts receivable	418.7	354.6
Inventories	1,152.1	1,091.9
Other current assets	53.8	57.8
Total current assets	1,729.6	1,658.4
Long-term assets	1,489.5	1,482.5
	$3,219.1	$3,140.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$831.7	$822.2
Total long-term liabilities	2,294.0	2,263.2
Total stockholders’ equity	93.4	55.5
	$3,219.1	$3,140.9

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B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(In Millions)

	Three Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$82.6	$77.6
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	21.4	20.4
Deferred income taxes	0.7	2.7
Non-cash compensation	8.3	6.8
Provision for doubtful accounts	0.5	-
Tax benefits realized from prior exercises of restricted stock	(0.2)	(1.2)
(Gain) loss on disposal of property and equipment	(0.2)	0.2
Changes in operating assets and liabilities:
Accounts receivable	(62.3)	(75.1)
Inventories	(59.3)	(61.2)
Other current and non-current assets	6.0	40.3
Accounts payable and accrued liabilities	14.6	26.9
Net cash flows provided by operating activities	12.1	37.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(17.6)	(25.3)
Acquisitions, net of cash acquired	-	4.0
Other	(0.9)	(3.8)
Net cash flows used in investing activities	(18.5)	(25.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock, including share repurchases	(46.7)	(0.4)
Tax benefits realized from prior exercises of restricted stock	0.2	1.2
Borrowings on line of credit	100.0	-
Repayments on line of credit	(75.0)	-
Principal payments on long-term debt	-	(5.5)
Dividends	(21.2)	-
Net cash used in financing activities	(42.7)	(4.7)

Effect of foreign exchange rate changes on cash and cash equivalents	-	(4.7)

Net (decrease) increase in cash and cash equivalents	(49.1)	2.9
Cash and cash equivalents, beginning of period	154.1	292.5
Cash and cash equivalents, end of period	$105.0	$295.4

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